ARTICLES OF INCORPORATION

OF

OMEGA UNITED, INC.

The undersigned, a natural person, over the age of twenty-one (21) years, in order to form a corporation for, under and pursuant to the provisions of the laws of the State of Nevada, does hereby certify as follows:

ARTICLE I

NAME AND PURPOSE

The name of the Corporation, hereinafter called the “Corporation” is:

Omega United, Inc.

The purpose for which this Corporation is created is to conduct lawful business or businesses for which corporations may be incorporates pursuant to Chapter 78 of the Nevada Revised Statutes, and shall have all the powers as provided thereunder.

ARTICLE II

RESIDENT AGENT AND PRINCIPAL OFFICE

The address of the initial principal office of the Corporation is 4335 S. Industrial Rd. #430, Las Vegas, NV 89103. The name of its initial resident agent at such is Russert Services, Inc.

The Corporation may conduct all or part of its business in any other part of the State of Nevada, or any other State in the United States.

ARTICLE III

CAPITAL STOCK

1. Number of Shares. The aggregate number of capital stock shares which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares, of common stock, $.001 par value. The Board of Directors may, in its discretion, issue preferred stock and debt securities with such terms and conditions as it may decide, without shareholder approval.

2. Voting Rights of Shareholders. Each voting shareholder of record shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

3. No Preemptive Rights. No shareholder of the Corporation shall have any preemptive or other rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

4. Shareholder Distributions. The Board of Director may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Nevada.

5. No Assessments. After the subscription price a par value of the capital stock of the Corporation has been paid, such capital stock shall not be subject to any assessments.

ARTICLE IV

DIRECTORS AND OFFICERS

1. Number of Directors. The Board of Directors shall consist of between one (1) and thirteen (13) members as the By-Laws shall prescribe, but in no event shall the number of directors be more than thirteen (13) or less than one (1).

2. Initial Board of Directors. The Names of those persons who shall constitute the Board of Directors of the Corporation for the first year of its existence or until their successors are duly elected and qualified are:

Name	Address

Earl Gilbrech	4335 S Industrial Rd. #430
Las Vega, NV 89103

ARTICLE V

INDEMNIFICATION

The Corporation shall indemnify any officer, director, employee or agent that incurs expenses or liabilities by reason of the fact that he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, or employee of another corporation, partnership, joint venture, trust or other entity. This indemnification, as more specifically set further in the Bylaws of the corporation, shall be mandatory in all circumstances in which indemnification is permitted by law. However, such indemnification must not eliminate or limit the liability of an officer, director, employee or agent for (a) acts or omissions which involve intentional misconduct, fraud, or an knowing violation of the law; or (b) the payment of distributions in violation of NRS 78.300.

ARTICLE VI

INCORPORATOR

The name and address of the Incorporator is:

Name	Address

Earl Gilbrech	4335 S Industrial Rd. #430
Las Vegas, NV 89103

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of May 1998.

/s/Earl Gilbrech

Earl Gilbrech, Incorporator

VERIFICATION

STATE OF ARIZONA	)
) ss
COUNTY OF MARICOPA	)

I, Richard C. Erickson, a Notary Public, hereby certify that on the 22nd day of May 1998, personally appeared before me Earl Gilbrech who, being by me first duly worn, declared that he was the person who signed the foregoing document as Incorporator and that the statements therein contained are true.

My commission expires:	August 13, 1999

Witness my hand and official seal.

(SEAL)

/s/Richard C. Erickson

Notary Public

CERTIFICATE OF ACCEPTANCE

In the matter of Omega United, Inc.

I, Russert Services, Inc., hereby state that on May 22, 1998, I accepted appointment as Resident Agent for the above named entity.

The street address of the resident agent in Nevada is as follows:

Resident Agent Address:	4335 S. Industrial Rd. #430
Las Vegas, NV 89103

Mailing Address:	Same as above

/s/Russert Services, Inc.	5/22/98
(Signature of Resident Agent)	(Dated)